EXHIBIT 23.1

Consent of Independent Registered Chartered Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Nos. 333-11404, 333-49402) on Form S-8 of LML Payment Systems Inc. of our report dated February 23, 2007, except as to Note 12 which is as of  September 17, 2007, with respect to the balance sheets of Beanstream Internet Commerce Inc. as of December 31, 2006 and 2005, and the related statements of earnings and retained earnings and cash flows for the years then ended, which report appears in Amendment No. 1 of the Form 8-K of LML Payment Systems Inc. dated June 30, 2007.

/s/ KPMG, LLP
KPMG, LLP
Chartered Accountants

September 17, 2007